UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2701 KENT AVENUE
WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares	NOTV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2021, Inotiv, Inc. (the “Company”) and Joseph E. Flynn, the Company’s former Chief Commercial Officer, entered into an agreement (the “Separation and Release Agreement”) in connection with the termination of Mr. Flynn’s employment on September 8, 2021. Under the terms of the Separation and Release Agreement, (i) the Company will pay Mr. Flynn a severance benefit in the form of salary continuation for a period of four months, (ii) Mr. Flynn will be entitled to exercise 7,000 outstanding stock options until the earlier of October 8, 2021 or the expiration date of such stock options and will forfeit all of his unvested stock options and restricted stock awards, (iii) the Company will reimburse Mr. Flynn an amount equal to his monthly COBRA premium for a period of four months after September 30, 2021, provided that such payments will cease should he become entitled to other health insurance, and (iv) the Company agreed to reduce Mr. Flynn's existing post-employment non-solicitation obligations from 24 months to six months and to limit those obligations to customers or entities with whom Mr. Flynn had contact.

As consideration for receiving the payments under the Separation and Release Agreement, Mr. Flynn agreed to release substantially all claims against the Company. The Separation and Release Agreement also (i) prohibits Mr. Flynn and the Company from disparaging each other, (ii) includes a covenant not to sue (iii) during the period in which Mr. Flynn receives severance benefits, generally requires Mr. Flynn to provide reasonable assistance to the Company with transitional matters relating to his former duties and (iv) reaffirms existing covenants and obligations and the rights and remedies of the Company regarding confidentiality, restrictive covenants and the assignment of inventions.

Mr. Flynn has seven calendar days from September 26, 2021 (the date he signed the Separation and Release Agreement) to revoke the Separation and Release Agreement, and the Separation and Release Agreement provides that the terms thereof, including the Company's obligations to provide the severance benefits described above, will not become effective until the eighth calendar day after the date the agreement was executed by Mr. Flynn.

The foregoing summary of the Separation and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation and Release Agreement, a copy of which will be filed with the Company’s Form 10-K for the year ended September 30, 2021.

Item 8.01 Other Events.

As previously announced, the Company entered into, and subsequently closed the transactions related to, an Agreement and Plan of Merger to acquire Bolder BioPATH, Inc. and an Asset Purchase Agreement to acquire the business of HistoTox Labs, Inc. Exhibits 99.1 and 99.2 hereto provide certain historical financial statements for Bolder BioPATH, Inc. and HistoTox Labs, Inc., respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1

Unaudited financial statements of Bolder BioPATH, Inc. as of and for the three months ended March 31, 2021 and the unaudited balance sheet of Bolder BioPATH, Inc. as of December 31, 2020, together with the notes thereto.

99.2

Unaudited financial statements of HistoTox Labs, Inc. as of and for the three months ended March 31, 2021 and the unaudited balance sheet of HistoTox Labs, Inc. as of December 31, 2020, together with the notes thereto.

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inotiv, Inc.

Date: September 28, 2021	By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer and Vice President - Finance